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                                                                     EXHIBIT 3.2

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              MAGINET CORPORATION


     MagiNet Corporation, a corporation organized and existing under laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is MagiNet Corporation. MagiNet Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the state of Delaware on September __, 1996.

     2. Pursuant to Sections 228, 242 and 245 of the General Corporation Laws of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated to read in its entirety as follows:

     FIRST:  The name of this corporation is MagiNet Corporation.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 50,000,000 shares. 45,000,000 shares shall be Common Stock, par value $.001 per share, and 5,000,000 shares shall be Preferred Stock, par value $.001 per share.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares
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constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FIFTH:

     1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be as set forth in the Corporation's Bylaws.

     2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

     3. The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

     4. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     5. Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

     SIXTH: Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

     SEVENTH:

     1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.



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     2.  The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

     EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this ___ day of September, 1996.



                                     MAGINET CORPORATION



                                     By: _____________________________________
                                           Kenneth B. Hamlet
                                           President and Chief Executive Officer


ATTEST:



___________________________________
James A. Barth, Secretary


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